Exhibit 10.2
June 18, 2025

Tarek Robbiati

Dear Tarek:

Pure Storage, Inc. (“Pure” or the “Company”) is on a mission to create and deliver the modern data experience and we’re excited to offer you the opportunity to join us in this endeavor as our Chief Financial Officer.

In this role, you will be responsible for leading our global finance organization and will work closely with Charles Giancarlo, our CEO, our board of directors and our executive team. You will serve as a strategic thought partner to the CEO and leadership team, guiding the Company’s financial trajectory through insight-driven decision making, long-term planning, capital allocation, and operational discipline. As a key leader, you will play a pivotal role in driving Pure’s sustainable growth, investor confidence, and enterprise value.

You will report directly to me and will be based in our Santa Clara, CA location. We are primarily an in-office environment and therefore, you will be expected to work from the Santa Clara, CA office in compliance with Pure’s policies, unless you are on PTO, or work travel, or other approved leave.

CASH COMPENSATION

We are pleased to offer you an annual salary of $650,000, less payroll deductions and withholdings. You will be paid semi-monthly and you will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

You are eligible to earn an incentive bonus equal at target to 100% of your annual base salary, and up to 200% of your annual base salary above target, subject to Company financial and individual performance, as well as the terms and conditions of the Corporate Bonus Plan, including any applicable plan requirements relating to a particular plan period. Pure Storage’s performance period is based on the Company’s fiscal year that runs from February to January. Because your start date is after May 5, 2025, our cut off date for participation in the 1H FY26 Corporate Bonus Program, your eligibility will start with the 2H FY26 period.

ON-HIRE EQUITY

We will recommend to the Compensation and Talent Committee (“CTC”) of the Company that you be granted an award of restricted stock units (“RSU”) with a value of USD $12,000,000, equivalent to 223,921 shares, determined by dividing the foregoing value, by the 30-trading day average of the NYSE closing price of the Company’s common stock, ending on June 15, 2025 and rounded down to the nearest whole share.

The grant date for this award is intended to be the later of June 24, 2025 or the date upon which you become an employee of the Company. This RSU award will vest as follows: 1/4th of the total units on September 20, 2026, with 1/16th of the total units vesting quarterly thereafter. This award will be subject to the terms and conditions of the 2015 Equity Incentive Plan and your applicable award agreement, and requires you to open an account with E-trade (our stock plan administrator).

ADDITIONAL TERMS

In addition to the on-hire equity award described above, we will also recommend three additional equity awards to the Compensation and Talent Committee of the Company as follows:

1. FY26 PSU. You will receive an FY26 performance-based restricted stock unit (“PSU”) grant with a target grant value of USD $4,000,000, equivalent to 74,640 shares, determined by dividing the foregoing value, by the 30-trading day average of the NYSE closing price of the Company’s common stock, ending on June 15, 2025 and rounded down to the nearest whole share. The grant date for this award is intended to be the later of June 24, 2025 or the date upon which you become an employee of the Company. The number of PSUs earned will be determined based on Company performance against a defined metric: total revenue plus 70% of total contract value (TCV) from sales of our storage-as-a-service offering, measured at the end of the FY26 performance period. The PSU will vest over three years, with one-third (4/12) of the earned PSUs vesting on March 20, 2026 and the remaining shares vesting in eight equal quarterly installments over the following two years, subject to your continued employment with the Company.

2. FY27 PSU. You will also receive an FY27 performance-based restricted stock unit (“PSU”) grant with a target grant value of USD $6,000,000. The target number of PSUs, the vesting schedule of the award and number of PSUs earned will be determined based on the approved plan design and Company performance against the metric(s) approved by the CTC for the FY27 PSU plan at the start of the FY27 fiscal year.

3. LTPSU Plan. You will receive a 2025 Long-Term Performance Incentive Stock Unit (“LTPSU”) grant of 233,410 shares, at target, equivalent to approximately USD $12,000,000. The award will be subject to the terms and conditions of the 2025 Long-Term Performance Incentive Stock Unit Plan and the applicable award agreement. Shares may be earned based on Pure’s market capitalization performance over a five-year period, with vesting aligned to long-term value creation. Any earned shares will vest in full on March 20, 2030 and are subject to a one-year post vest hold. The grant date for this award is intended to be the later of June 24, 2025 or the date upon which you become an employee of the Company.

BENEFITS

You will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

In addition, there is a requirement for certain senior leaders to undergo an executive physical exam each calendar year. Pure will reimburse you up to $7,500 annually for this exam. More information on the Executive Physical program will be shared with you following your start date.

Pure offers employees flexible paid time off, rather than traditional accruals, so you can take the time you need, when you need it. Time away can be coordinated directly with your manager based on the nature of the time off and business needs.

CHANGE IN CONTROL

In September 2015, we adopted a Change in Control Severance Benefit Plan (the Severance Plan). Employees with the title of vice president or above, including each of our named executive officers, are eligible participants under the Severance Plan. Under the Severance Plan, each eligible participant whose employment is involuntarily terminated within the period starting three months prior to a change in control of the company and ending on the 12-month anniversary of the change in control, will receive (i) a lump sum cash payment equal to six months of the participant’s then-current base salary, (ii) a lump sum cash payment equal to six months of the participant’s then-current annual target bonus, (iii) up to six months of company-paid health insurance coverage, and (iv) accelerated vesting of 100% of the shares subject to each time-based vesting equity award held by such participant. These payments and benefits are subject to a “best after tax” provision in the case they would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code.

CONFIDENTIAL INFORMATION

We work hard to keep all things Pure, literally. We expect that in your work at Pure, you will not use or disclose any confidential information, including trade secrets, of any former employer or other person or company to whom you have an obligation of confidentiality. Rather, you may use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By accepting employment with Pure, you agree that you have disclosed to us any contract you have signed that may restrict your activities on behalf of Pure.

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT (EPIA)

As a condition of starting employment with Pure, you will be asked to sign, return, and comply with the Employee Proprietary Information Agreement (EPIA), which outlines the prohibited, unauthorized use or disclosure of Pure’s confidential information, among other obligations. The EPIA will be provided to you once you have access to the on-boarding portal.

You may terminate your employment with Pure at any time and for any reason whatsoever simply by notifying us. Likewise, Pure may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and a Pure officer.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this offer, your employment with the

Company, the termination of your employment, or the decision to terminate your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought. (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location.

You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the amount of the administrative fees you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Proprietary Information Agreement or as otherwise provided under applicable law. Nothing in this offer letter or this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

OTHER MATTERS

This offer is contingent upon the successful completion of background and reference checks and satisfactory proof of your right to work in the United States. We may need your help to complete this process, so please assist as needed and complete any documentation to meet these conditions.

This letter, together with your Employee Proprietary Information Agreement, forms the complete and exclusive statement of the terms of your employment with Pure. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a Pure officer.

The Company will pay your legal fees in connection with this Agreement not to exceed $10,000.

WE LOOK FORWARD TO WELCOMING YOU ABOARD

We recognize this is an important decision for you, and we are excited for you to join us in our mission. Please provide your signed copy of this offer no earlier than June 22, 2025.

This offer has a proposed start date of June 23, 2025 at which point you must be free and clear of any obligations to your prior employers that would preclude your unrestricted employment by the Company on your agreed upon start date and have completed the requirements above.

Tarek, we look forward to having you join our team and the impact we know you will make as we continue to build, innovate, and grow!

Sincerely,

/s/ Charles Giancarlo
Charles Giancarlo, CEO

Accepted:

/s/ Tarek Robbiati
Tarek Robbiati